EXHIBIT "99.1"

NEWS RELEASE	**Contact:**
FOR IMMEDIATE RELEASE	New Concept Energy Inc. Investor Relations Gene Bertcher, (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports Second Quarter 2015 Results

Dallas (August 13, 2015) – New Concept Energy, Inc. (NYSE MKT: GBR), (the "Company" or "NCE") a Dallas-based oil and gas company, today reported net income for the three months ended June 30, 2015 of $110,000 or $0.06 per share, compared to a net loss of $99,000 or $0.05 per share for the three months ended June 30, 2014. Included in 2015 was income for a recovery of bad debt expense of $384,000.

For the six months ended June 30, 2015 the Company reported net income of $424,000 or $0.22 per share as compared to a net loss of $139,000 or $0.07 per share for the three months ended June 30, 2014.

Operating expenses included non-cash depletion, depreciation and amortization of $333,000 and $338,000 in 2015 and 2014 respectively.

For the three months ended June 30, 2015, the Company recorded oil and gas revenues, net of royalty expenses of $259,000 as compared to $485,000 for the comparable period of 2014. The decline in oil and gas revenue was principally due to the price the Company was receiving for its oil sales in 2015 as compared to 2014

The Company recorded revenues of $744,000 for the three months ended June 30, 2015 from its retirement property compared to $728,000 for the comparable period in 2014. The increase was primarily due to rate increases.

For the three months ended June 30, 2015, the Company recorded oil and gas operating expenses of $440,000 as compared to $425,000 for the comparable period of 2014.

For the three months ended June 30, 2015, operating expenses at the retirement property were $628,000 as compared to $619,000 for the comparable period in 2014. The increases in operating expenses were due to an overall increase in non-payroll related expenses.

For the three months ended June 30, 2015, corporate general & administrative expenses were $155,000 as compared to $205,000 for the comparable period in 2014. The decrease is primarily due to a reduction in legal costs.

In 2011 the Company had a $10.3 million note receivable and determined that the financial condition of the debtor had deteriorated and there could be no assurance that the amount owed would or could be collected. At that time the Company recorded a loss and established a reserve of $10.3 million. In 2013 and 2012 the Company recorded a gain from the partial recovery of the previously reserved note receivable of $1.6 million and $2.1 million respectively. For the first and second quarters ended June 30, 2015 the company recorded an additional recovery of $738,000 and $386,000 respectively.

Contact:
New Concept Energy, Inc.
Gene Bertcher, (800) 400-6407
info@newconceptenergy.com

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NEW CONCEPT ENERGY, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(amounts in thousands, except per share data)

	For the Three Months ended June 30,		For the Six Months ended June 30,
	2015	2014	2015	2014
Revenue
Oil and gas operations, net of royalties	$259	$485	$431	$829
Real estate operations	744	728	1,461	1,453
	1,003	1,213	1,892	2,282

Operating expenses
Oil and gas operations	440	425	910	908
Real estate operations	415	387	825	783
Real Estate - Lease Expense	245	241	490	481
Corporate general and administrative	155	205	309	397
	1,255	1,258	2,534	2,569
Operating earnings (loss)	(252)	(45)	(642)	(287)

Other income (expense)
Interest income	-	1	-	2
Interest expense	(16)	(22)	(42)	(53)
Recovery of bad debt expense	386	-	1,124	-
Other income (expense)	(8)	(33)	(16)	199
	362	(54)	1066	148

Net income (loss) applicable to common shares	$110	$(99)	$424	$(139)

Net income (loss) per common share-basic and diluted	$0.06	$(0.05)	$0.22	$(0.07)

Weighted average common and equivalent shares outstanding - basic	1,947	1,947	1,947	1,947

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(amounts in thousands)
	June 30, 2015	December 31, 2014

Assets

Current assets
Cash and cash equivalents	$437	$300
Accounts receivable from oil and gas sales	137	216
Other current assets	362	182
Total current assets	936	698

Oil and natural gas properties (full cost accounting method)
Proved developed and undeveloped oil and gas properties, net of depletion	8,776	8,809

Property and equipment, net of depreciation
Land, buildings and equipment - oil and gas operations	845	1,476
Other	152	162
Total property and equipment	997	1,638

Other assets (including $124 due from related parties in 2014)	1,275	1,129

Total assets	$11,984	$12,274

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - CONTINUED
(unaudited)
(amounts in thousands, except share amounts)

	June 30, 2015	December 31, 2014

Liabilities and stockholders' equity

Current liabilities
Accounts payable (includes $494 due to related parties in 2014)	$165	$673
Accrued expenses	252	229
Current portion of long term debt	775	881
Total current liabilities	1,192	1,783

Long-term debt
Notes payable less current portion	1,305	1,428
Asset retirement obligation	2,770	2,770
Total liabilities	5,267	5,981

Stockholders' equity
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000
shares; issued and outstanding, 1,946,935 shares
at June 30, 2015 and December 31, 2014	20	20
Additional paid-in capital	58,838	58,838
Accumulated deficit	(52,142)	(52,566)

	6,717	6,293

Total liabilities & equity	$11,984	$12,274